Exhibit 10.1
May 15, 2026
Mr. William F. Gifford, Jr.
Director and Chief Executive Officer
Altria Group, Inc.
6601 West Broad Street
Richmond, VA 23230
Agreement and General Release
Dear Billy:
This letter sets forth the agreement (the “Agreement”) between you and Altria Group, Inc. (the “Company”) regarding your retirement and separation from the Company.
1.Last Day of Employment and Effective Date. Based on your announced retirement plans, you acknowledge that your employment with the Company ended on May 14, 2026 (“Departure Date”). The effective date of this Agreement shall be the Departure Date.
2.Benefits and Retirement Plans. Following your Departure Date, you will be entitled to payments, contributions and benefits under the normal terms and conditions of the Company’s benefit plans and compensation arrangements.
3.Unused Vacation. You will be paid the amount of $113,268.98 for your 2026 accrued unused vacation days (19 days). This payment is subject to applicable withholding and is not contingent upon you signing this Agreement.
4.Additional Separation Payments. In exchange for your promises in this Agreement, the Company, having obtained the appropriate approvals from the Compensation & Talent Development (“C&TD”) Committee of the Board of Directors of the Company, is offering you the following separation payments, in each case subject to applicable withholding:
a.2026 Annual Incentive Compensation. The Company will consider you eligible for a prorated incentive compensation award under the Management Incentive Compensation Plan (“IC Plan”) for 2026 at target, representing four (4) months and fourteen (14) days of service in 2026. The 2026 Annual Incentive Compensation amount will be paid as soon as administratively possible after your Departure Date.
b.Long-Term Incentive Compensation. The Company will consider you eligible for a prorated long-term incentive award under the 2024-2026 and 2025-2027 Long-Term Incentive Plans (“LTIP”), with the proration for each plan based on your period of active service starting on January 1, 2024 and January 1, 2025, respectively, and ending on May 14, 2026. Each payment amount will be calculated based on a Company performance rating to be determined in accordance with the terms of each LTIP and will be payable no later than March 15 in the year after each performance period ends. There is no guarantee of any payment.

c.Payments In Lieu of Stock.
All outstanding RSU and PSU grants will forfeit immediately after your Departure Date. You understand and agree that you will not be eligible for any future stock awards and that you will not be entitled to receive dividends or dividend equivalents on any forfeited stock awards after your Departure Date.
(i)A cash payment will be made in lieu of outstanding restricted stock units (“RSUs”), based on your active service during applicable vest periods, as follows:

Grant	RSUs Granted (#)	Proration(1)	20-Day Average Stock Price(2) ($)	In lieu of Payment ($)
2024 RSU	88,718	808/1,096	68.8910	$4,505,832.45
2025 RSU	84,433	443/1,095	68.8910	$2,353,229.68
(1)    Proration is based on active service days during the vest period divided by the total number of days in the vest period (days between the grant date and the vest date, inclusive).
(2)    The value of the stock for the cash payment was based on the average closing price on the New York Stock Exchange Composite Index for a share of Altria Group common stock on each of the 20 trading days immediately preceding and including your Departure Date.
Section 409A of the Internal Revenue Code requires the Company to delay these payments by six months. Payment, including interest, will occur between November 15, 2026 and December 31, 2026.
(ii)    A prorated cash payment, calculated as described below, based on your active service during the applicable vest periods in lieu of outstanding performance stock units (“PSUs”) will be made as follows:

Grant	PSUs Granted (#) (A)	Proration(1) (B)	Prorated Shares Earned (#) (A*B)
2024 PSU	85,883	808/1,096	63,316
2025 PSU	81,107	443/1,095	32,814
(1)    Proration is based on active service days during the vest period divided by the total number of days in the vest period (days between the grant date and the vest date, inclusive).
The cash payment will be equal to the in-lieu-of PSUs multiplied by the Fair Market Value determined as of the original vest date of each grant, where the in-lieu-of PSUs are the Prorated Shares Earned (see above) multiplied by the Performance % of each grant (to be determined by the C&TD Committee at the conclusion of each performance period). For this purpose, Fair Market Value is determined based on the closing price for Company stock on the day before the vest date.
For each of the PSU grants shown above, accrued dividend equivalents will be paid based on the outstanding PSUs and dividend rate on each record date between the grant date and Departure Date, inclusive, with the outstanding PSUs adjusted by actual performance as determined by the C&TD Committee after the conclusion of each performance period. At target, the dividend equivalents for the 85,883 PSUs granted in 2024 and 81,107 PSUs granted in 2025 are $791,841.26 and $423,378.54, respectively.
Payments in lieu of the PSUs, including dividend equivalents, will be made after the end of the performance period, but no later than March 15 in the year after the performance period ends.
5.Waiver and General Release.
a.In exchange for the payments and consideration set forth in Section 4 above, you agree to waive all claims you may have as of the date of this Agreement against the Company and the Released Parties (defined below). You also forever release and discharge the Company and such Released Parties from liability for any claims or damages you may have against them as of the date of this Agreement. The foregoing waiver and release (“Waiver and Release”) includes all claims of any kind, whether they are known to you or unknown, except for (i) claims that cannot be waived or released under the law, (ii) any claim that relates to your right to enforce this Agreement, or (iii) any claim that may arise after you sign this Agreement. Examples of claims waived and released by you include, but are not limited to, claims under the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act (ERISA), and all other federal, state and local laws related to employment.
b.The “Released Parties” covered by this Waiver and Release are the Company – including its current and former subsidiaries, affiliates, and joint ventures – and all of its or their past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), their respective successors and predecessors, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph.
6.Effect of Death. In the event that you die after your Departure Date, but prior to the date that payments have actually been made under the respective plans referenced in Section 4 of this Agreement, your estate shall receive any payments contemplated under Section 4 of this Agreement within 90 days of your death, calculated in a manner determined by the Company under the circumstances, less applicable withholdings.
7.Confidentiality and Non-Competition. You acknowledge your obligations under the Confidentiality and Non-Competition Agreement between yourself and the Company dated March 13, 2025 and attached hereto as Schedule 1 (the “Confidentiality and Non-Competition

Agreement”), which remains in full force and effect, as modified by the consulting agreement between you and the Company of even date (the “Consulting Agreement”).
8.Non-Disparagement and Cooperation.
a.You agree not to make any disparaging, derogatory, or defamatory statements to anyone, whether spoken or written, about the Company or its affiliates, their respective products or services, or any of their respective current or former officers, directors, or employees. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against the Company or any of its affiliates or their directors, officers or employees, unless your participation is protected under the law. Nothing in this Agreement prevents you or the Company from responding truthfully to a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority.
b.Nothing in this Agreement does, or is intended to, restrict your ability (with or without prior notice to or authorization by the Company) to raise in good faith or participate in an investigation regarding any potential violation of law or regulation with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), the Federal Trade Commission (FTC), the U.S. Food and Drug Administration (FDA), or any other state or federal governmental or regulatory agency. This Agreement also does not prevent you from making other disclosures protected by law under the whistleblower provisions of any state or federal statutes or regulations. Any such disclosures should be made only to parties authorized to investigate the potential violation and limited to information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency. Further, you understand that nothing in this Agreement limits your eligibility to receive an award out of monetary sanctions collected by any governmental or regulatory agency or commission.
c.By your signature below, you certify to the best of your knowledge that, during your employment with the Company, you have not engaged in conduct that violated the Company’s policies or applicable laws (with the exception of any conduct previously reported to the Company or to the proper governmental or regulatory investigative authority). You also certify that, during your employment with the Company, you have been afforded the opportunity to report to the Company any alleged violations of its policies or applicable laws, and that to the best of your knowledge there is no violation of which you are aware that has not been reported to the Company or to the proper investigating authority.
d.To the extent consistent with applicable law, you agree to cooperate reasonably and truthfully with the Company and its affiliates in the prosecution, defense, or pursuit of any matter in which you were involved.
9.Indemnification. The Company and you acknowledge and agree that (i) the Company’s Restated Articles of Incorporation (“Articles”) provide for the exculpation, indemnification and the advancement and reimbursement of legal and other expenses for former officers and directors among other eligible persons; and (ii) in your capacity as a consultant under the Consulting

Agreement, the Company shall (a) provide for your exculpation and indemnification and the advancement and reimbursement of your legal and other expenses to the full extent that the Articles provide such protection to the Company’s officers, and (b) maintain liability insurance coverage for you to the full extent that the Company provides such coverage to its officers.
10.Representations and Acknowledgements.
a.You agree that you have properly preserved and retained all records of the Company and its affiliates within your possession or control that are needed for business or legal purposes in accordance with the Company’s policies and other applicable guidance addressing records management.
b.You agree that you were provided at least twenty-one (21) days from the date you received this Agreement to consider its terms. You may, if you choose, sign and return this Agreement sooner and waive your right to a twenty-one day consideration period. You are advised to discuss this Agreement with an attorney and other professional persons unrelated to the Company before you sign it. You agree that you are entering into this Agreement freely, knowingly, and voluntarily, with a full understanding of its terms. You may revoke this Agreement within seven (7) days after you sign it by submitting a written revocation to the Company, in which case this Agreement will be canceled and of no force or effect, and you will not be entitled to receive the payments set forth in Section 4 above.
11.Miscellaneous.
a.Except as otherwise noted, this Agreement, the Consulting Agreement and the Confidentiality and Non-Competition Agreement constitute the entire agreement between you and the Company as to the terms of your retirement from the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official. You acknowledge that the Company has made no representations or promises to you about the terms of your retirement from the Company other than those in this Agreement and the Consulting Agreement. If any provision in this Agreement is found to be invalid or unenforceable, all other provisions will remain fully enforceable.
b.This Agreement binds your heirs, administrators, representatives, executors, successors, and assigns, and anyone else claiming through you or on your behalf, and will inure to the benefit of the Company, you, all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
c.This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein, without giving effect to conflict of laws principles.

Sincerely,
/s/ CHARLES N. WHITAKER
Charles N. Whitaker
Senior Vice President, Chief Human Resources Officer and Chief Compliance Officer, Altria Group, Inc., on behalf of the Company.

AGREED AND ACCEPTED:
By: /s/ WILLIAM F. GIFFORD, JR.
William F. Gifford, Jr.         Date: May 15, 2026